Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 29 to the Registration Statement (Form N-1A, No. 33-63685) of Morgan Stanley Multi Cap Growth Trust and to the incorporation by reference of our report, dated January 23, 2013, on Morgan Stanley Multi Cap Growth Trust included in the Annual Report to Shareholders for the fiscal year ended November 30, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 25, 2013